EXHIBIT 10.6

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (this “Agreement”) is entered into as of this                     day of             , 2013, by and between Stereotaxis, Inc, a Delaware corporation (the “Company”), and                             (“Employee”). This Agreement amends and restates in its entirety             .

WHEREAS, Employee desires to continue in the employment of the Company, and the Company desires to continue to employ Employee, subject to the terms and conditions herein;

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change of control exists and that such possibility, and the uncertainty and questions that it may raise among management, could result in the departure or distraction of key management personnel to the detriment of the Company and its stockholders. Accordingly, the Company’s Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Employee, to their assigned duties without distraction and disruption in the event of a threatened or actual Change of Control; and

WHEREAS, this Agreement does not constitute an employment contract, nor does it alter the Employee’s status as an at-will employee of the Company. This Agreement merely sets out the severance benefits that the Company will provide if, but only if, the Employee’s separation from service with the Company is without Cause or in connection with the occurrence of an actual Change of Control under the circumstances described herein.

1)	Definitions.

a)	“Act” means the Securities Exchange Act of 1934, as in effect on the date of this Agreement.

b)	“Cause” means

i)	the institution of criminal charges against the Employee, or the admission by Employee of, or any action or omission by Employee that constitutes embezzlement, theft or other intentional misappropriation of any property of Company,

ii)	any willful act involving moral turpitude which brings disrepute or disparagement to the Company or substantially impairs its good will and reputation, or results in a conviction for or plea of guilty or nolo contendre to a felony involving moral turpitude, fraud or misrepresentation,

iii)	material neglect of duties (other than due to Disability) which, if curable, is not cured by the Employee, provided however, the Employee shall receive a reasonable opportunity to cure within at least fifteen (15) days after written notice of such neglect of duties if such material neglect of duties is curable within such period,

iv)	material breach of fiduciary obligations to Company after written notice of such breach, or

v)	substance or alcohol use that violates Company policy or materially affects the performance of Employee’s duties and responsibilities.

c)	“Change of Control” means the occurrence of one or more of the following:

i)	The purchase or other acquisition (other than from the Company) by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Act (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 35% or more of either the then-outstanding shares of common stock of the Company or the combined power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors;

ii)	Individuals who, as of the date hereof, constitute the Board (as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act) shall be, for purposes of this section, considered as though such person were a member of the Incumbent Board; or

iii)	The consummation of a reorganization, merger or consolidation, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of, respectively, the common stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation’s then-outstanding voting securities, or of a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred with respect to any benefit that (i) provides “non-qualified deferred compensation” within the meaning of Code Section 409A; and (ii) settles upon a Change of Control, unless such foregoing event constitutes a “change in ownership” of the Company, a “change in effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company in each case, as defined under Code Section 409A. For purposes of this Agreement, where a Change of Control results from a series of related transactions, the Change of Control shall be deemed to have occurred on the date of the consummation of the first such transaction.

d)	“Confidential Information” means any information pertaining to the Stereotaxis Business and/or other information of the Company acquired by Employee during the course of or as a result of employment with the Company, which is not publicly known, such as but not limited to, trade secrets, know-how, processes, designs, products, documentation, data, research and development plans and activities, standard operating procedures and validation records, drawings, tools, techniques, software and computer programs and derivative works, inventions (whether patentable or not), improvements, copyrightable material, business and marketing plans, projections, sales data and reports, confidential evaluations, the confidential use, nonuse or compilation by the Company of technical or business information in the public domain, customers and prospects, customer requirements, costs, profitability, sales and marketing strategies, pricing policies, operational methods, strategic plans, training materials, internal financial information, operating and financial data and projections, distribution or sales methods, prices charged by or to Company, inventory lists, sources of supplies, supply lists, lists of current or past employees and information concerning relationships between Company and its employees, collaborators, or customers.

e)	“Disability” means the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

f)	“Good Reason” means any of the following occurrences without the Employee’s written consent:

i)	a material diminution in the Employee’s duties, responsibilities, or status with the Company as in effect immediately before the Change of Control, or a change in the Employee’s titles or offices (to a lesser title or office) as in effect immediately before a Change of Control, or the removal of the Employee from or any failure to reelect or reappoint the Employee to any of his/her other positions, except in connection with the termination of employment by the Company for Cause or by the Employee for other than Good Reason;

ii)	a material diminution by the Company in the Employee’s base salary or perquisites as in effect on the date hereof , as the same may be increased from time to time;

iii)	a material reduction by the Company of the benefits provided to the Employee under any incentive (cash or equity), or compensation plan, or any pension, life insurance, health and accident, or disability plan in which the Employee is participating at the time of a Change of Control (or plans providing the Employee with substantially similar benefits), or the taking of any action by the Company that would adversely affect the Employee’s participation in or materially reduce the Employee’s benefits under any of such plans or deprive the Employee of any material fringe benefit enjoyed by the Employee at the time of the Change of Control, unless such reduction or action is generally applicable to all employees of the Company or relevant subsidiary; or

iv)	the Company requires the Employee to perform the duties of his/her employment beyond the 50 mile radius from the location of the Employee’s employment immediately before the Change of Control;

provided, however, that (i) any separation from service by the Employee shall not be considered a separation for Good Reason for purposes of this Agreement if such separation occurs after the Employee has been absent from his/her work for a continuous period of at least six months as a result of his/her Disability (“Disability Period”) and occurs while the Employee is receiving benefits under the Company’s (or any subsidiary’s) long-term disability plan(s) in effect immediately before the Change of Control; and (ii) if the Employee returns to work following a Disability Period, clause (i) of this section shall not apply in determining whether Good Reason exists following such return.

g)	“Restricted Period” means during Employee’s employment plus the later of one year following the date of (i) the final day of the Severance Period, or (ii) separation from service for any reason; however the Restricted Period shall not exceed two years beyond the date of separation from service.

h)	“Severance Period” means the period during which the Employee receives any salary continuation and/or continuation of benefits due to a separation from service without Cause or in the connection with a Change of Control.

i)	“Stereotaxis Business” means: (i) the development, manufacture, and sale of (A) equipment, software, devices, and methods in the field of remote, computer-controlled or computer-aided navigation and delivery of interventional medical devices, with or without the use of magnetic devices or systems, and (B) workstations, software, and networks used in or with medical procedures, and (ii) research and planning and business development that is planned or implemented by Company during the term of employment, with respect to which Employee receives Confidential Information during employment.

2)	Position; Base Salary; Incentive Compensation. Employee shall serve as or in such other capacity, and shall report to the Chief Executive Officer of the Company or such other person, in each case as the Company may from time to time direct. Employee shall be paid an annual base salary of $ subject to increases as provided by the Company from time to time in writing, and all payments shall be subject to applicable withholdings and deductions.

3)	Company Benefits. While employed by the Company, Employee shall be entitled to receive such benefits of employment as the Company may offer from time to time. Company-paid time off for vacation, sick leave, and other personal needs will be governed by the Employee Handbook and Company policies as modified from time to time by the Company.

4)	Employment Services; Employee Handbook and Company Policies. Employee agrees that throughout the term of Employee’s employment, as a condition of Employee’s employment, Employee shall (a) diligently, in good faith and to the best of Employee’s abilities render such services as may be delegated to the Employee by the Company; and (b) follow and act in accordance with all of Company’s rules, policies and procedures of Company, including, but not limited to this Agreement, the Company rules and policies, and the Employee Handbook, any of which may be revised from time to time at the sole discretion of the Company, with or without prior notice.

5)	At-Will Employment. The Company is an “at-will” employer. This means that the Company or the Employee may terminate Employee’s employment at any time, for any reason or for no reason and/or with or without cause. Company makes no promise that Employee’s employment will continue for a set period of time, nor is there any promise that it will be terminated only under particular circumstances. No raise or bonus or discussion of possible or potential future benefits, if any, or changes to Employee’s capacity, reporting, or compensation shall alter Employee’s status as an “at-will” employee or create any implied or express contract or promise of continued employment. No manager, supervisor or officer of Company has the authority to change Employee’s status as an “at-will” employee.

6)	Inventions and Developments.

a)	Any and all ideas, inventions, discoveries, patents, patent applications, continuation-in-part patent applications, divisional patent applications, technology, copyrights, derivative works, trademarks, service marks, improvements, trade secrets and the like, which are developed, conceived, created, discovered, learned, produced and/or otherwise generated by Employee, whether individually or otherwise, during the term of Employee’s employment whether or not during working hours, that relate to Stereotaxis Business or any work performed by Employee for Company (collectively, “Inventions and Developments”), shall be the sole and exclusive property of Company, and Company shall own any and all right, title and interest to such Inventions and Developments. Employee assigns and agrees to assign to Company any and all right, title and interest in and to any such Inventions and Developments whenever requested to do so by Company, at Company’s expense, and Employee agrees to execute any and all applications, assignments or other instruments which Company deems desirable or necessary to protect such interests, both during and after the term of Employment.

b)	By way of clarification, Section 6(a) shall not apply to any invention for which no equipment, supplies, facilities or Confidential and Trade Secret Information of Company was used and which was developed entirely on Employee’s own time, unless (i) the invention relates to Stereotaxis Business or to Company’s actual or demonstrably-anticipated research or development; or (ii) the invention results from any work performed by Employee for Company.

7)	Confidential Information. Employee agrees to keep secret and confidential, and not to use or disclose to any third parties, except as directly required for Employee to perform Employee’s employment responsibilities for Company, any of Company’s Confidential Information. Excluded from the scope of these restrictions is Confidential Information that becomes generally available to the public in any manner other than by a breach of this Agreement by the Employee.

8)	Company Materials. All notes, records, correspondence, data, hardware, software, documents or the like obtained by or provided to the Company regarding Stereotaxis Business, or otherwise made, produced, or compiled during the course or as a result of employment with the Company which contain Confidential Information, regardless of the type of medium in which such is preserved, (“Company Materials”), are the sole and exclusive property of the Company, and shall be surrendered to the Company on request or upon Employee’s termination for any reason. During Employee’s employment, Employee will not copy, reproduce or otherwise duplicate, record, abstract, summarize or otherwise use, any Company Materials except as expressly permitted or required for the proper performance of Employee’s duties on behalf of the Company.

9)	Attention to Duties; Conflict of Interest.

a)	Employee represents that the execution and delivery of the Agreement and Employee’s employment with Company do not violate any previous employment agreement or other contractual obligation of Employee, and there are no outstanding commitments or agreements inconsistent with any of the terms of this Agreement or the services to be rendered to Company.

b)	While employed by the Company, Employee shall devote Employee’s full business time, energy and abilities exclusively to the business and interests of the Company and shall not, without the Company’s prior written consent, obtain any direct or indirect interests in or relationships with any organization that might affect the objectivity and independence of the Employee’s judgment or conduct in carrying out duties and responsibilities to the Company under this Agreement or that would interfere with the performance of Employee’s duties under this Agreement. However, nothing herein shall preclude Employee from pursuing Employee’s personal, financial and legal affairs, or, subject to the prior written consent of the Company, (i) serving on any corporate or governmental board of directors, (ii) serving on the board of, or working for, any charitable, not-for-profit or community organization, or (iii) pursuing any other activity; provided that Employee shall not engage in any other business, profession, occupation or other activity, for compensation or otherwise, which would violate the provisions of this Agreement or would otherwise conflict or interfere with the performance of Employee’s duties and responsibilities hereunder, either directly or indirectly.

c)	If in the course of Employee’s employment, Employee becomes aware of any obligations or commitments under Section 9(a) or any real or apparent conflicts of commitment or conflicts of interest, Employee shall immediately disclose them to Employee’s supervisor.

10)	Non-Competition, Non-solicitation. Employee agrees that during the Restricted Period, and regardless of how Employee’s termination occurs and regardless of whether it is with or without Cause, Employee shall not, directly or indirectly (whether individually or as owner, partner, consultant, employee or otherwise):

a)	engage in, assist or have an interest in, enter the employment of, or act as an agent, advisor or consultant for, any person or entity that then is or intends to be in competition with the Company with respect to Stereotaxis Business. A person or entity will be deemed “in competition” if it is involved in research, development, manufacture, supplying or sale of a product, process, apparatus, service or development which is competitive with a product, process, apparatus, service or development on which Employee worked, or with respect to which Employee has or had access to Confidential Information during the Employee’s employment.

b)	solicit, divert, or take away, or attempt to solicit, divert or take away from the Company the business of any customers for the purpose of selling or providing to such customer any product or service which is included in the Stereotaxis Business as defined herein;

c)	knowingly to cause or attempt to cause any customer, vendor, or other third party collaborating with the Company to terminate or reduce its existing relationship with the Company; or

d)	knowingly solicit, induce, or hire, or attempt to solicit, induce, or hire, any employee, consultant, or distributor of the Company to leave the employ of the Company and/or to work for any competitor of the Company.

11)	Notification; Non-disparagement. Employee shall notify any prospective employer of the existence and terms of this Agreement, prior to acceptance of employment outside of the Company. Company may inform any person or entity subsequently employing, or evidencing an intention to employ Employee of the nature of the information Company asserts to be Confidential Information, and may inform that person or entity of the existence of this Agreement, the terms hereof, and provide to that person or entity a copy of these terms and conditions. Neither party shall in any way disparage the other, including current or former officers, directors and employees of the Company, and neither party shall make or solicit any comments, statements or the like to the media or to others, including their agents or representatives, that may be considered to be derogatory or detrimental to the good name or business reputation of the other party.

12)	Acknowledgments Regarding Restrictions. Employee acknowledges, understands, and agrees that:

a)	The provisions relating to confidentiality, conflicts of interest, non-competition, and their post-employment continuation are material consideration for the compensation and other benefits of Employee’s employment by Company, and without Employee’s agreement to these provisions and restrictions, Employee would not be employed by the Company.

b)	Employee agrees that the covenants relating to non-competition, non-solicitation, and disparagement in this Agreement are appropriate and fair and necessary to avoid conflicts of interest and commitment and to protect the Company’s legitimate interests in its Confidential Information, goodwill, and relationships.

c)	The restrictions contained herein are not limited geographically in view of Company’s worldwide operations and the nature of the Confidential Information, customers and/or other business relationships to which Employee will have access. These restrictions may preclude, for a time, Employee’s employment with competitors of Company. Company agrees, however, that if it is commercially reasonable, after the Employee’s employment and within the Restricted Period it may provide written permission for Employee to provide services to or be employed by firms that are engaged in Stereotaxis Business, so long as such services or employment are provided to divisions, departments, or affiliates that are not engaged in Stereotaxis Business within those firms. Such permission shall not be deemed to waive or diminish the prohibitions on disclosure or use of Confidential Information or the covenants of non-competition in this Agreement.

d)	None of these restrictions is intended to prevent the Employee from owning up to one percent (1%) of the publicly traded stock of any company during the Restricted Period.

e)	In the event of a breach or threatened breach of any of Employee’s duties and obligations under Sections 7 to 11, Company shall be entitled, in addition to any other legal or equitable remedies (including any right to damages), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach. Employee expressly acknowledges that the harm that might result to Company’s business as a result of any noncompliance by Employee with any of the provisions of these Sections would be largely irreparable, and specifically agrees that if there is a question as to the enforceability of any of the provisions of these Sections, Employee will not engage in conduct alleged to be inconsistent with or contrary to such Sections before the question has been resolved by a final judgment of an arbitrator or court of competent jurisdiction.

f)	To ensure Employee’s understanding of and compliance with the obligations under this Agreement, Employee agrees to engage in an exit interview with the Company at the Company’s expense prior to Employee’s last day of employment, at a time and place or by telephone, as designated by the Company, and that Employee may be required to confirm that Employee will comply with Employee’s post termination obligations.

13)	Non-Waiver of Rights. Company’s failure at any time to enforce or require performance by Employee of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of Company thereafter to enforce each and every provision in accordance with the terms of this Agreement.

14)	Employee’s Separation from Service Without Cause.

a)	Subject to provisions of Sections 16 and 19 hereof, in the event of the Employee’s separation from service without Cause, for a period of twelve (12) months following the date of the Employee’s separation from service, the Company shall pay to Employee an amount equal to Employee’s annualized base salary in effect immediately prior to the date of the separation from service without Cause. Salary continuation payments under this Section 14 shall be made in accordance with the Company’s regular payroll schedule in effect on the date of Employee’s separation from service. Any salary continuation payable under this Section 14 will be offset by the amount of any compensation Employee receives during the Severance Period from the Company or another employer or as an independent contractor.

b)	If the Employee elects to continue his/her medical and dental benefits under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), the Employee shall pay the same amount for such coverage as if he/she had remained employed by the Company with such amounts deducted from the severance payable under subsection (a) above and the Company shall pay the remaining portion of the required monthly COBRA premium for up to the first twelve months following the Employee’s separation from service or if earlier, the date the Employee becomes eligible for comparable benefits from another employer.

c)	The Company shall maintain in full force and effect, for one year following Employee’s separation from service, for the continued benefit of the Employee (and his/her spouse and dependents, if applicable), all life insurance, accident, and disability plans and programs in which the Employee was entitled to participate immediately before the occurrence of the event(s) giving rise to his/her separation, provided that the continued participation is possible under the general terms and provisions of such plans and programs. If the continued participation in any such plan or program is barred, the Company shall arrange to provide the Employee, upon comparable terms, with benefits substantially similar to the benefits to which the Employee would have otherwise been entitled under such plans and programs. Employee’s receipt, from a new employer, of any of the benefits described in this subsection shall not eliminate the Company’s obligations to provide the Employee with such benefits (or their equivalent), but shall act as an offset to the Company’s obligations hereunder.

15)	Separation from Service In Connection with a Change of Control.

a)	The Employee shall be entitled to benefits under this Section, rather than under any other severance program of the Company, including amounts described in Section 14 above, if he/she incurs a separation from service under the circumstances described in this Section 15.

b)	Subject to Sections 16, 17 and 19 herein, if the Company effects the Employee’s separation from service without Cause during the period commencing six (6) months prior to a Change of Control and ending two (2) years after a Change of Control, or if the Employee separates from service for Good Reason within two years after the occurrence of a Change of Control, then the Company shall pay to the Employee (without regard to the provisions of any benefit plan) within thirty (30) days following the Employee’s separation from service date, the sum of the following amounts:

i)	any accrued and owing portion of the Employee’s full base salary through the date of separation at a rate equal to the greater of the rate in effect immediately before the Employee’s separation or the rate in effect immediately before the Change of Control; plus an amount equal to unpaid salary with respect to any vacation days accrued but not taken as of the date of separation;

ii)	an amount equal to the Employee’s annual base salary at a rate equal to the greater of: the rate in effect immediately before the Employee’s separation or the rate in effect immediately before the Change of Control; and

iii)	in lieu of further payments not otherwise addressed by this Agreement under any long term incentive, bonus or compensation plan of the Company or any subsidiary thereof or any successor plan, an amount equal to all awards earned or accrued thereunder, but not yet paid, for periods up to and including the date of separation.

c)	Subject to Section 16 herein, the Employee shall be entitled to the following benefits in addition to the severance amounts payable pursuant to subsection (b) above:

i)	the Company shall maintain in full force and effect, for one year following Employee’s separation from service, for the continued benefit of the Employee (and his/her spouse and dependents, if applicable), all life insurance, accident, and disability plans and programs in which the Employee was entitled to participate immediately before the occurrence of the event(s) giving rise to his/her separation, provided that the continued participation is possible under the general terms and provisions of such plans and programs. In addition, the Company will pay the cost for the Employee (and his/her spouse and dependents, if applicable) to continue group health coverage under the Company’s plan pursuant to COBRA for up to one year following Employee’s separation from service. If the continued participation in any such plan or program is barred, the Company shall arrange to provide the Employee, upon comparable terms, with benefits substantially similar to the benefits to which the Employee would have otherwise been entitled under such plans and programs. Employee’s receipt, from a new employer, of any of the benefits described in this subsection shall not eliminate the Company’s obligations to provide the Employee with such benefits (or their equivalent), but shall act as an offset to the Company’s obligations hereunder.

ii)	all awards to the Employee under any Company stock plan shall vest upon the Change of Control. This section supersedes any inconsistent provisions in any stock plan or award issued thereunder, and constitutes an amendment to any such award that has been approved by the Compensation Committee of the Board of Directors of the Company as provided under any stock plan (provided, however, that notwithstanding any agreement elsewhere to the contrary, the period of time in which the Employee may exercise vested stock awards shall end on the date on which the right to exercise such award would have expired if the Employee had remained an employee of the Company);

iii)	the Company shall pay all reasonable out-of-pocket expenses, including reasonable legal fees and legal expenses, incurred by the Employee in connection with any judicial or other proceeding, including any arbitration proceeding, to enforce this Agreement or to construe, determine, or defend the validity of this Agreement.

16)	Conditions. The continuation of any salary and benefits under Sections 14 and 15 (other than subsection 15(b)(i)) is conditioned on Employee’s (a) compliance with the terms and conditions of this Agreement, including any post-termination restrictions and covenants, and (b) execution of a release of any and all claims against the Company and its officers, directors, and employees arising from or related to the Employee’s employment. The release required pursuant to subsection (b) above shall be substantially similar with respect to all material terms and conditions to the form attached hereto as Attachment A, and must be executed and returned to the Company within forty five (45) days after the Employee’s separation from service to avoid forfeiture by Employee of the amounts payable under 14 or 15 above. In the event the prescribed 45-day period extends in to a new calendar year, the benefits under Section 14 or 15 shall be paid in the second calendar year.

17)	Code Section 280G. Notwithstanding any provision herein to the contrary, if Employee is a “disqualified individual” for purposes of application of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (“Code Section 280G), then to the extent that the aggregate severance benefits payable under this Agreement and any other compensation payable to Employee constitute a “parachute payment” within the meaning of Code Section 280G, the amount of the aggregate benefits to which Employee is entitled shall be limited to (a) or (b), whichever yields the greatest after-tax benefit, where (a) refers to such aggregate amounts payable without regard to this Section 17, and (b) refers to such aggregate amounts reduced to the minimum extent necessary to avoid triggering tax under Code Section 4999. Any such reductions under this Section 17(b) shall be made first from the severance benefits that are not deferred compensation subject to regulation under Code Section 409A.

18)	General Code Section 409A Compliance. It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (“Code Section 409A”), or be exempt from the application of Code Section 409A. For purposes of Code Section 409A, the right to a series of installment payments hereunder shall be treated as a right to a series of separate payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

19)	Specified Employee Six Month Deferral. Notwithstanding anything to the contrary in this Agreement, to the extent any amounts payable under Sections 14 or 15 on account of a separation of service are classified as nonqualified deferred compensation subject to the requirements under Internal Revenue Code Section 409A and the regulations thereunder, payment of such amounts shall be deferred until six (6) months after the date of the Employee’s separation from service if necessary for the Employee to avoid adverse tax consequences under Code Section 409A. Payment of any such nonqualified deferred compensation otherwise due during the first six months following the Employee’s separation from service shall be suspended and become payable in a lump sum at the end of such six (6) month period, and shall not otherwise be subject to any offset or reduction pursuant to Section 17 above solely because of said deferral.

20)	Taxable Reimbursements. Notwithstanding anything to the contrary in this Agreement, all taxable reimbursements provided under this Agreement that are subject to Code Section 409A shall be made in accordance with the requirements of Code Section 409A. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year. Reimbursement of an eligible expense shall be made in accordance with the Company’s policies and practices and as otherwise provided herein, provided, that, in no event shall reimbursement be made after the last day of the year following the year in which the expense was incurred. The right to reimbursement is not subject to liquidation or exchange for another benefit.

21)	No Obligation to Mitigate. The Employee shall not be required to mitigate the amount of any payment or benefits provided for in Section 14 or 15 by seeking other employment or otherwise. The amount of any payment or benefits provided for in Section 15 shall not be reduced by any payments or benefits received by the Employee as the result of employment by another employer after the date of separation, or otherwise; provided, however, that the amount payable under Section 14 or 15 shall be reduced by the amount of any severance, termination, or notice pay (or any other similar amounts) required by law to be paid to the Employee during any notice period that the Company or its subsidiaries is required by law to provide.

22)	Binding Arbitration. Except in the case of a separation of Employee’s service by the Company or by Employee for Good Reason following a Change of Control:

a)	Any dispute, claim or controversy with respect to Employee’s employment or its termination (whether the termination of employment is voluntary or involuntary) shall be settled exclusively (except as set out in Section 12(e) above) by arbitration in accordance with the rules of the American Arbitration Association (“AAA”). Either party may request arbitration in writing after good faith efforts to resolve the matter internally, and the parties shall select an arbitrator under the AAA rules. Employee and Company each waive their constitutional rights to have such matters determined by a jury, explicitly and definitely prefer arbitration to recourse to the courts, and have prescribed arbitration as their sole and exclusive method of binding dispute resolution because, among other reasons, it is quicker, less expensive, and less formal than litigation in court.

b)	Except as set out in Section 24 below, the arbitrator shall not have the authority to modify, add to or eliminate any provision of this Agreement. The arbitration shall be held in St. Louis, Missouri. The award of the arbitrator shall be final and binding on the parties. Judgment upon the arbitrator’s award may be entered in any court, state or federal, having jurisdiction over the parties. If a written request for arbitration is not made within one (1) year of the date of the termination of employment or separation from service or, in the case of disputes not resolved internally, the date of the final decision reached by the Human Resources Department, all remedies regarding such dispute, claim or controversy shall be waived.

23)	Choice of Forum and Governing Law. Employee acknowledges and agrees that substantial and material aspects of the employment under this Agreement take place in St. Louis, Missouri and that the important decisions, training, planning and activities hereunder are focused in St. Louis, Missouri. In light of Company’s substantial contacts with the State of Missouri, the parties’ interests in ensuring that disputes regarding the interpretation, validity and enforceability of this Agreement are resolved on a uniform basis, and Company’s execution of, and the making of this Agreement in Missouri, the parties agree that: (a) any litigation involving any noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be filed and conducted exclusively in the state or federal courts in St. Louis County, Missouri; and (b) the Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri.

24)	Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal or are deemed unenforceable by any tribunal of competent jurisdiction, it shall be modified and enforced to the maximum extent permissible under applicable law. It is the intention of the parties that the remainder of this Agreement shall not be affected, provided that a party’s rights under this Agreement are not materially affected, in which case the parties covenant and agree to revise any such provision or the Agreement in good faith in order to provide a term, covenant, condition or application of this Agreement that most closely complies with the intent of the parties under the Agreement as originally executed.

25)	Assignment. The Company may assign this Agreement and Employee’s employment to any entity to which the operations it currently manages are transferred, whether through reorganization, merger, sale or any other transfer. As a contract for personal services, neither this Agreement nor any rights hereunder shall be assigned by Employee.

26)	Construction. The parties to this Agreement represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by the other party or the other party’s agents, attorneys or representatives regarding the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any party. This Agreement shall be construed as if each party was its author and each party hereby adopts the language of this Agreement as if it were his/her or its own. Section headings are provided in this Agreement for convenience only and shall not be deemed to substantively affect the content of such sections. In addition, in light of the post-employment compensation to be paid to Employee under Section 14 of this Agreement if Employee is terminated without Cause, Employee acknowledges and agrees that Employee’s post-employment obligations under Section 10 are reasonable and should be fully enforceable regardless of why or how his/her employment may end, and regardless of the reason(s) why and/or whether or not such termination of employment is with or without Cause.

27)	Entire Agreement. This Agreement, including any Exhibits attached hereto, sets forth all the covenants, promises, agreements, representations, conditions and understandings between the parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the parties. There are no covenants, promises, agreements, representations, conditions or understandings, either oral or written, between the parties with respect to the subject matter hereof other than as set forth herein and therein. No amendment, change or addition to this Agreement shall be binding upon the parties unless reduced to writing and signed by the Employee and an authorized representative of the Company. This Agreement cannot be changed orally or by any conduct of either Employee or the Company or any course of dealings between Employee, or another person and the Company.

[The Remainder of This Page Has Intentionally Been Left Blank]

Employee and the Company have executed this Agreement and agree to enter into and be bound by the provisions hereof as of           .

BY SIGNING THIS AGREEMENT, EMPLOYEE IS HEREBY CERTIFYING THAT EMPLOYEE (A) HAS RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE EXECUTING IT; (B) HAS READ THIS AGREEMENT CAREFULLY BEFORE SIGNING IT; (C) HAS HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING THE AGREEMENT TO ASK ANY QUESTIONS EMPLOYEE HAS ABOUT THE AGREEMENT AND HAS RECEIVED SATISFACTORY ANSWERS TO ALL SUCH QUESTIONS AND TO CONFER WITH COUNSEL; AND (D) UNDERSTANDS EMPLOYEE’S RIGHTS AND OBLIGATIONS UNDER THE AGREEMENT.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION.

Employee	Stereotaxis, Inc.

David Giffin Vice President, Human Resources

Attachment A

FORM OF SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (“Agreement”) is made between Stereotaxis, Inc. (“Stereotaxis”), including its divisions, subsidiaries, parent and affiliated corporations, their successors and assigns (individually and collectively “Stereotaxis”) and             with Employee’s heirs, executors, administrators, successors and assigns (“Employee”).

WHEREAS, Stereotaxis and Employee entered into an Employment Agreement dated             (said agreement and any and all amendments collectively, the “Employment Agreement”), and now desire to terminate their employment relationship and settle all legal rights and obligations resulting from Employee’s employment with Stereotaxis.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations and undertakings of the parties set forth herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Separation Date. Employee’s employment with Stereotaxis will terminate effective .

2.	Pursuant to the Amended and Restated Executive Employment Agreement, in consideration for Employee’s execution of, and subject to the terms and conditions of this Severance Agreement and Release, Stereotaxis agrees as set forth below. In the event of a conflict between the terms of the Employment Agreement and the benefits described below, the Employment Agreement shall control:

(a)	Severance. Employee will receive [ weeks of base pay in the amount of $ per week],][an amount equal to Employee’s annual base salary at a rate of $ ], as severance pay less deductions required by law. Employee’s severance will payable in accordance with Stereotaxis’ normal payroll dates and will commence once the revocation period set forth in section 6(e) has elapsed without Employee revoking this Release.

(b)	Insurance. Stereotaxis will permit Employee to exercise his/her COBRA continuation privileges as provided by law, effective . [Stereotaxis will pay the cost under COBRA for continuing Employee’s group medical and dental insurance from through , provided Employee’s regular monthly contribution is made by deduction from the severance payments.] or [Stereotaxis will pay for continuing Employee’s group medical and dental insurance from through .] Thereafter, Employee shall be responsible to pay the cost to continue group medical and dental insurance under COBRA. In addition, Stereotaxis will permit Employee to participate in all life insurance, accident and disability plans and programs in which Employee was entitled to participate immediately prior to his/her separation from service or, if such participation is barred, provide substantially similar benefits.

(c)	[Incentive or Compensation Plans. Employee will be paid $ , less deductions required by law, representing amounts earned or accrued by Employee under any long-term incentive, bonus or compensation plan of the Stereotaxis or any subsidiary or successor that is unpaid.]

(d)	[Acceleration of Vesting. Employee’s award(s) under any Stereotaxis stock plan shall become fully vested.]

(e)	[Out-of-Pocket Expenses. Employee shall be reimbursed for reasonable out-of-pocket expenses, including reasonable legal fees and expenses, incurred in connection with any judicial or other proceeding to enforce his/her rights under the Executive Employment Agreement or to construe, determine or defend the validity of such Agreement.]

3.	The parties agree that the compensation and benefits described above provided Employee by Stereotaxis represent additional compensation and benefits to which Employee would not be entitled absent this Agreement, and constitute the total compensation and benefits payable by Stereotaxis to Employee with regard to Employee’s employment by Stereotaxis and its termination, and that no other compensation, commissions, bonuses, benefits or payments of any kind will be paid other than the amounts set forth above.

4.	Employee hereby waives and releases Stereotaxis, its subsidiaries, related, parent and affiliated corporations and business entities, their successors and assigns, and their past and present officers, directors, shareholders, employees and agents (“the Released Parties”) from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, since the beginning of time through the date of this Agreement, including, but not limited to, any claim Employee may have under any agreements which Employee may have with any of the Released Parties, any claims that arose as a consequence of Employee’s employment by Stereotaxis, or arising out of the termination of the employment relationship, or arising out of any acts committed or omitted during or after the existence of the employment relationship through the date of this Agreement. Such release and waiver of claims will include, but shall not be limited to, those claims which were, could have been, or could be the subject of an internal grievance or appeal procedure or an administrative or judicial proceeding filed either by Employee or on Employee’s behalf under any federal, state or local law or regulation, any claim of discrimination under any state or federal statute, regulation or ordinance including, but not limited to Titles 29 and 42 of the United States Code, Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act, the Older Worker Benefit Protection Act, the Missouri Human Rights Act, City of St. Louis Ordinance 62710, any other federal, state or local law, ordinance or regulation regarding employment, discrimination in employment or termination of employment, any claims for breach of contract, wrongful termination, promissory estoppel, detrimental reliance, negligent or intentional infliction of emotional distress, or any other actions at common law, in contract or tort, all claims for lost wages, bonuses, commissions, benefits, expenses, severance, service letter, re-employment, compensatory or punitive damages, attorney’s fees, and all claims for any other type of legal or equitable relief. Employee further waives all rights to future employment with Stereotaxis and agrees not to apply for employment with Stereotaxis.

This Release does not affect any vested rights Employee may have under any retirement plan of Stereotaxis.

5.	Employee covenants not to sue or otherwise make any claims against Stereotaxis or any other party released herein with respect to any claim released pursuant to this Agreement.

6.	By execution of this document, Employee expressly waives any and all rights to claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq. (the “ADEA”).

(a)	Employee acknowledges that Employee’s waiver of rights or claims refers to rights or claims arising under the ADEA is in writing and is understood by Employee.

(b)	Employee expressly understands that by execution of this document, Employee does not waive any rights or claims under the ADEA that may arise after the date the waiver is executed.

(c)	Employee acknowledges that the waiver of Employee’s rights or claims arising under the ADEA is in exchange for the consideration outlined in this Agreement which is above and beyond that to which Employee is entitled.

(d)	Employee acknowledges that Stereotaxis expressly advised Employee to consult an attorney of Employee’s choosing prior to executing this document and that Employee has been given a period of not less than forty-five (45) days within which to consider this Agreement.

(e)	Employee acknowledges that Employee has been advised by Stereotaxis that Employee is entitled to revoke (in the event Employee executes this document) Employee’s waiver of rights or claims arising under the ADEA within seven (7) days after executing this document by notifying Stereotaxis in writing at: Stereotaxis, 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108, Attn: VP of Human Resources that Employee intends to revoke this waiver and that said waiver will not and does not become effective or enforceable until the seven (7) day period has expired. Employee agrees that payment of monies due under this executed and unrevoked waiver shall not be payable until the seven (7) day revocation period has expired and Employee has not revoked this waiver.

7.	Employee agrees that the terms and provisions of this Agreement and the fact and amount of consideration paid pursuant to this Agreement shall at all times remain confidential and not be disclosed to anyone not a party to this Agreement, other than (a) to the extent disclosure is required by law, or (b) to Employee’s spouse, attorneys, accountant and tax advisors who have a need to know in order to render Employee professional advice or service. Employee agrees to ensure said individuals maintain such confidentiality.

8.	Employee agrees not to (a) disclose or use confidential information of Employer required to be kept confidential under the Employment Agreement, (b) violate any covenants of non-competition or any other surviving terms or conditions of the Employment Agreement, (c) disparage Employer or make or solicit any comments, statements, or the like to the media or to any third party that may be considered to be derogatory or detrimental to the good name and/or business reputation of Employer, including its directors, officers, employees, agents, representatives and customers.

9.	Employee agrees to promptly return to Stereotaxis any and all electronic media files, company keys, company vehicles, credit cards, equipment, documents, papers, records, notes, memoranda, plans, files, and other records containing information concerning Stereotaxis or its employees, customers, or operations, and any other information or materials required to be returned pursuant to the Employment Agreement.

10.	Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law or to be contrary to law, and whenever there is any conflict between any provision of this Agreement and any present or future statute, law, government regulation or ordinance contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the provisions of this Agreement affected shall be curtailed and restricted only to the extent necessary to bring them within legal requirements.

11.	The existence and execution of this Agreement shall not be considered, and shall not be admissible in any proceeding, as an admission by Stereotaxis or anyone released hereby, of any liability, error, violation or omission.

12.	This Agreement shall be governed by, and construed and interpreted according to, the laws of the State of Missouri and whenever possible, each provision herein shall be interpreted in such manner as to be effective or valid under applicable law.

13.	The parties acknowledge this Agreement constitutes the entire agreement between them superseding all prior written and oral agreements or understandings between them, with the exception of any terms and conditions of the Employment Agreement that survive its termination.

14.	This Agreement may not be modified, altered or changed except by written agreement signed by the parties hereto.

15.	Employee acknowledges that the only consideration for Employee signing this Agreement are the terms stated above and that no other promise, agreement, statement or representation of any kind has been made to Employee by any person or entity to cause Employee to sign this Agreement, and that Employee (a) has read this Agreement, (b) has had a reasonable amount of time to consider its terms, (c) is competent to execute this Agreement, (d) has had an adequate opportunity to discuss this Agreement with an attorney and has done so or has voluntarily elected not to do so, (e) fully understands the meaning and intent of this Agreement, and (f) is voluntarily executing it of Employee’s own free will.

AGREED TO AND ACCEPTED:

Employee

STATE OF                     )

                                                         )

COUNTY OF                                 )

COMES NOW                     , who states to me that he/she has read and understands the foregoing Agreement and agrees to and accepts its terms and conditions as a free act of his/her own volition.

Subscribed and sworn to before me this                      day of                     .

Notary Public

My Commission Expires:

STEREOTAXIS:

By:
Date: